Exhibit 99(a)
                           PRESS RELEASE

FOR IMMEDIATE RELEASE
TUESDAY
OCTOBER 14, 1997


CONTACT PERSON:          STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         TCBY ENTERPRISES, INC.
                         (501) 688-8229

                         WENDY WATKINS, DIRECTOR
                         PUBLIC RELATIONS
                         HOST MARRIOTT SERVICES CORPORATION
                         (301) 380-7903


                 JUICE WORKS ANNOUNCES DEVELOPMENT
                   AGREEMENT WITH HOST MARRIOTT


LITTLE ROCK, AR - Tuesday (October 14) - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced that Juice Works Development, Inc. has entered a development agreement with three divisions of Host Marriott Services Corporation. The companies will develop Juice Works(Registered) locations in existing and new operations for airports, toll roads and mall food courts.

There are currently two Juice Works locations operating in the San Diego and Chicago O'Hare airports. Locations are under development at the Montvale and Monmouth tollroad plazas in New Jersey, at Grapevine Mall in Grapevine, Texas, and at several airports across the country.

"We are very pleased to be working with Host Marriott Services to expand the Juice Works concept," said Herren C. Hickingbotham, President of TCBY Enterprises, Inc. "We have had a great relationship with Host Marriott since 1989. We now have over 350 TCBY locations within their venues throughout the United States. We are pleased to extend our partnership to include Juice Works."

"Juice bars are one of the hottest trends in the food industry," said Patrick Carroll, Director of Food Concepts. "We were interested in a juice concept and were very excited when we learned we could pursue this through our existing relationship with TCBY. Juice Works is a great addition to our portfolio of branded concepts."

Host Marriott Services Corporation (NYSE:HMS), with its worldwide headquarters in Bethesda, Maryland, is the leading food, beverage and retail concessionaire at nearly 200 travel and entertainment venues, with over 23,000 employees in five countries around the globe. Host Marriott Services, with revenues of $1.3 billion, is best known for its custom solutions business approach that combines internationally known brands with regional favorites in airports, travel plazas, shopping malls and sports and entertainment attractions. The company, which spun-off from Host Marriott Corporation in December 1995, has concentrated its recent growth initiatives on international airports and domestic shopping malls.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products. and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered) brands.

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